Exhibit 99.1

Reporting Record
Third Quarter Performance
Dear Fellow Shareholders,

We are pleased to report that First Charter had record earnings for the third quarter of 2005. These outstanding results are a testament to the success of our community banking strategy and the attention our team focuses on every customer contact. I’d like to review our performance with you, as well as describe a series of financial initiatives we have taken to reposition our balance sheet and strengthen our earnings.
Our quarterly net income was a record $12.2 million, or $.39 per fully-diluted share, which was 6% higher than a year ago. For the first nine months of this year, First Charter earned $33.6 million, compared to $30.8 million in the same period last year.
We grew total average loans at an annualized 17% pace during the quarter, while continuing to maintain solid credit quality. Our loan growth was helped by a combination of factors, including an improved business environment and the addition of 10 new commercial loan officers in our Charlotte and Raleigh markets. An increased emphasis on commercial lending is helping drive our loan growth.
We are particularly pleased by our ability to continue strong core deposit growth in a challenging interest rate environment. As a result of our concerted effort to promote core deposit growth, total deposit average balances were up 18% annualized to $2.81 billion, compared to the previous quarter. Money market and non-interest bearing deposits were the key drivers to deposit growth.
Each quarter we survey more than 1,500 customers to find out how well we are delivering on the Expect More promise. Our third quarter survey indicated 81% of First Charter customers are “very satisfied” — significantly better than the industry average of 63%. We know that satisfied customers are the key to our long-term success. Our dedication to delivering exceptional service will pay off in the long term as First Charter positions itself as a financial services leader in a highly competitive marketplace. We succeed by honoring our core purpose: To help our clients achieve their dreams.

Repositioning
the Balance Sheet
In October, First Charter successfully implemented a series of financial initiatives to reposition and deleverage our balance sheet in an effort to improve earnings and enhance both our interest rate risk and liquidity risk profiles. In addition, the repositioning will help improve First Charter’s earnings quality and capital ratios.
We sold approximately $466 million of investments yielding 3.50%, which reduced the overall size of the investment portfolio and improved the yield of the remaining portfolio. With the proceeds from the investment sales, we paid off approximately $446 million in debt that would have cost us more than 5% next year, which will significantly reduce the amount of interest First Charter has to pay. First Charter will recognize an approximate $20 million after-tax charge in the fourth quarter as a result of executing these initiatives.
Benefits of Balance Sheet Repositioning
This was the optimal time to make these changes because of the relatively low interest rate environment, the increased risk that interest rates will rise, and our strong capital structure. These initiatives will allow us to eliminate a significant drag on earnings caused by a balance sheet that was too reliant on outside funding and non-core assets. These factors distorted the overall performance of our core franchise. In addition, we now have a simplified balance sheet and improved interest-rate and liquidity risk profiles. We expect that these actions will improve our earnings and our earnings quality, improve our net interest margin, and allow us to compete more effectively.

This document is for informational purposes only and is neither an offer to buy or sell nor a solicitation of offers to buy or sell any securities. It should be read in conjunction with documents filed with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. All financial results, balance sheet data and other information presented in this document are qualified in their entirety by reference to these reports. This document contains forward-looking statements, and a discussion of various factors that could cause actual results to differ materially from these statements is included in our SEC filings.

Expanding our Enterprise
First Charter opened its first financial center in Raleigh on October 3 at 2501 Blue Ridge Road. We offer full-service banking, commercial lending, mortgages and brokerage services. In addition, we plan to open three more financial centers in the Raleigh area in early 2006. Plans are also underway to open up to 24 ATMs in Food Lion stores to provide even greater convenience to our customers. We’re excited to bring First Charter’s great products, exceptional service and convenient hours to the Triangle region.
First Charter has also opened four new financial centers in the Charlotte area this year. Three of these new centers were replacements for existing offices, including a flagship financial center in Concord. We also opened a de novo location in south Charlotte. Construction is underway for a spring 2006 opening of a replacement financial center in downtown Lincolnton, as well as a summer 2006 opening of a replacement location in our Denver market.
Thank You
We appreciate your continued confidence in First Charter as we continue to build strong relationships with our customers and communities. We believe the aggressive steps we have taken to reposition our balance sheet will improve our earnings potential and continue to build shareholder value. Thank you for your support.
Sincerely,

To acquire additional shares through our dividend reinvestment plan, please contact Robin Lesie, Investor Relations, at 704-688-4505.

For more information about FirstCharter products and services, please visit us on the web at: firstcharter.com or call 866-MOVE-2-FC.